HealthEquity Announces Year-End HSA Sales Outlook;
Presentation at J.P. Morgan Healthcare Conference; Investor Day

Draper, Utah – (GLOBE NEWSWIRE) – January 8, 2024 – HealthEquity, Inc. (NASDAQ: HQY) (“HealthEquity” or the “Company”), the nation’s largest health savings account (“HSA") custodian, today announced estimates of HSAs, HSA assets and total accounts for its fiscal year ending January 31, 2024, reflecting a strong sales year with new HSAs and custodial asset growth.
-Estimated HSAs to be approximately 8.7 million by January 31, 2024, up from 8.0 million a year earlier.
-Estimated HSA assets to be approximately $24.5 billion, up from $22.1 billion at the end of fiscal year 2023, with approximately $15 billion of HSA cash. Invested balances included in the estimated assets are subject to market fluctuation.
-Estimated total accounts to be approximately 15.6 million compared to 14.9 million at the end of fiscal year 2023.
These estimates do not include the BenefitWallet HSA portfolio acquisition that is expected to close in fiscal 2025.
Commenting on the results, Jon Kessler, President and CEO said, “Together with an integrated network of over 200 health and retirement plan partners, brokers and benefit advisors, Team Purple delivered strong new logo growth, opening approximately 900,000 new HSAs this year and providing a base for continued growth in FY25 and beyond.”
The Company also announced that it expects to beat its full-year goals for its Enhanced Rates offering, with over 30% of HSA cash assets expected to be in Enhanced Rates and a 40% increase in capacity with highly rated insurance partners in fiscal 2024. “The growth of Enhanced Rates is a win for our members and for HealthEquity,” said James Lucania, EVP and CFO. “We expect the continued growth of Enhanced Rates, along with favorable repricing of maturing HSA cash contracts, to create strong tailwinds over the next several years.”
HealthEquity will discuss these results and estimates during a presentation by Jon Kessler, President and CEO and James Lucania, EVP and CFO, at the 42nd Annual J.P. Morgan Healthcare Conference on Tuesday, January 9, 2024, at 4:30 pm Pacific Time in the Elizabethan Room of the St. Francis Hotel.
An audio webcast of the presentation along with a copy of the presentation slides will be available and archived on HealthEquity’s investor relations website at http://ir.healthequity.com.
HealthEquity also announced the registration links for its investor day are now open for institutional investors and analysts. The February 22, 2024, investor day will be held at its corporate offices at 121 W. Scenic Pointe Drive, Draper, Utah from 8am to 1pm MT. Participants are encouraged to attend by registering at http://ir.healthequity.com. Management presentations, discussion panels and materials will be webcast and archived for those not able to attend the event in Draper, Utah.

About HealthEquity
HealthEquity and its subsidiaries administer HSAs and other consumer-directed benefits for more than 15 million accounts in partnership with employers, benefits advisors, and health and retirement plan providers who share our vision of saving and improving the lives of healthcare consumers. For more information, visit www.healthequity.com.

Forward-looking statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our industry, business strategy, plans, goals and expectations concerning our markets and market position, product expansion, future operations, expenses and other results of operations, revenue, margins, profitability, acquisition synergies, future efficiencies, tax rates, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “may,” “believes,” “intends,” “seeks,” “aims,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.
Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to be correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, risks related to the following:
•our acquisition of the BenefitWallet HSA portfolio may not be consummated, and if consummated, we may not realize the expected benefits;
•our ability to adequately place and safeguard our custodial assets, or the failure of any of our depository or insurance company partners;
•our ability to compete effectively in a rapidly evolving healthcare and benefits administration industry;
•our dependence on the continued availability and benefits of tax-advantaged HSAs and other CDBs;
•our ability to successfully identify, acquire and integrate additional portfolio purchases or acquisition targets;
•the significant competition we face and may face in the future, including from those with greater resources than us;
•our reliance on the availability and performance of our technology and communications systems;
•potential future cybersecurity breaches of our technology and communications systems and other data interruptions, including resulting costs and liabilities, reputational damage and loss of business;
•the current uncertain healthcare environment, including changes in healthcare programs and expenditures and related regulations;
•our ability to comply with current and future privacy, healthcare, tax, ERISA, investment adviser and other laws applicable to our business;
•our reliance on partners and third-party vendors for distribution and important services;
•our ability to develop and implement updated features for our technology platforms and communications systems; and
•our reliance on our management team and key team members.
For a detailed discussion of these and other risk factors, please refer to the risks detailed in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended January 31, 2023, our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2023, and subsequent periodic and current reports. Past performance is not necessarily indicative of future results. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Relations Contact:
Richard Putnam
801-727-1000
rputnam@healthequity.com